UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 15, 2009

Date of Report (Date of earliest event reported)

CENTRO NP LLC

(Exact Name of Registrant as Specified in Charter)

Maryland	1-12244	64-0955724
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

420 Lexington Avenue, New York, New York 10170

(Address of principal executive offices, including zip code)

212-869-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01                                          Entry into a Material Definitive Agreement.

Contribution, Distribution and Assignment Agreement

On January 15, 2009, Centro NP LLC (the “Company”) executed a Contribution, Distribution and Assignment Agreement (the “Contribution Agreement”) together with Super LLC, the Company’s sole and managing member (“Super LLC”), Centro NP Residual Holding LLC, an existing joint venture owned by Super LLC and the Company (“NP Residual Holding”), Centro NP Residual Holding Sub 1, LLC, a wholly-owned subsidiary of NP Residual Holding (“Holding Sub 1”), and certain of the Company’s wholly-owned subsidiaries.

Pursuant to the Contribution Agreement, the Company contributed 49% of its interest in certain subsidiaries (the “Transferred Entities”) owning real properties with a total approximate fair market value of $513.4 million to NP Residual Holding.  The Company distributed 51% of its interest in the Transferred Entities to its parent, Super LLC, and Super LLC contributed such interest in the Transferred Entities to NP Residual Holding.  NP Residual Holding then contributed its interest in the Transferred Entities to Holding Sub 1.  Following these transactions, the Company owned 49% of the indirect interests in the Transferred Entities, and Super LLC owned 51% of the indirect interests in the Transferred Entities.

Supplement to the Amended and Restated Revolving Credit Agreement

On January 15, 2009, Centro NP LLC (the “Company”) and certain of its subsidiaries and affiliates who are already party to the Revolving Credit Facility (as defined below) entered into a Supplement to the Amended and Restated Revolving Credit Agreement (the “Supplement”) with Bank of America, N.A., as administrative agent (the “Administrative Agent”), the purpose of which was to modify certain terms and conditions in the Company’s $350.0 million unsecured revolving credit facility (as amended, the “Revolving Credit Facility”) with the Administrative Agent, and to incorporate the terms and conditions set forth in the prior Extension Agreements that the Company has disclosed.

The following is a summary of the material modifications to the Revolving Credit Facility:

•                  extension of the maturity date from January 15, 2009 to December 31, 2010 (the “Maturity Date”);

•                  the default interest rate was increased such that upon the occurrence of an event of default, interest accrues at a rate equal to LIBOR or the prime rate plus 11.25%;

•                  the loans and other obligations under the Revolving Credit Facility are required to be paid, and the commitments will be reduced accordingly, upon the receipt by the Company or certain of its subsidiaries and affiliates of net proceeds from the disposition of certain properties;

•                  net proceeds in respect of certain casualty and condemnation events affecting certain properties are required to be applied towards the prepayment of the loans;

•                  except for certain permitted sales, dispositions and distributions, the Company is prohibited from selling or transferring property and making equity issuances without lender consent;

•                  except for certain permitted payments and distributions, the Company is restricted from making payments of cash or other property in respect of other indebtedness without lender consent.

•                  the requirement that the Company and its subsidiaries manage at least 90% of the properties of the Company and its subsidiaries was revised to permit Centro US Management Joint Venture 2, LP or one of its indirect or direct subsidiaries to also act as manager of such properties;

•                  certain of the Company’s parent entities covenanted to take and avoid taking certain actions with respect to the Company (e.g. entering into any agreement that limits the flexibility of the Company, or grants lender consent rights, with respect to the sale of Company assets, obtaining guaranties from the Company with respect to parent debt, pledging assets of the Company in favor of parent’s creditors, permitting the Company to transfer assets to the Company’s parent entities, the parent entities giving guaranties for the Company’s debt), and a breach of such covenants was made an event of default under the Supplement; and

•                  release of the parent Company guaranty under that certain Guaranty Agreement, dated July 31, 2007, by and among CPT Manager Limited, as a responsible entity of the Centro Property Trust, and Centro Properties Limited as guarantors in favor of the Administrative Agent.

In addition to the foregoing modifications, the Supplement contains representations, warranties and covenants customary for financings of this type.  The Company also agreed to put in place an interest rate cap with respect to the debt under the Revolving Credit Facility.

Item 2.01                                             Completion of Acquisition or Disposition of Assets.

On January 15, 2008, the Company completed the disposition of interests described in Item 1.01 of this Current Report on Form 8-K under the heading “Contribution, Distribution and Assignment Agreement.”  The material terms of the disposition of interests are set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Contribution, Distribution and Assignment Agreement” and are incorporated herein.

Item 9.01                                             Financial Statements and Exhibits.

(b)                                                                                 Pro forma financial information.

The unaudited pro forma financial statements of the Company as of September 30, 2008 and for the nine months ended September 30, 2008, the period from April 5, 2007 through December 31, 2007 and the period from January 1, 2007 through April 4, 2007, are filed herewith as Exhibit 99.1 and incorporated in this Item 9.01 by reference.

(d)                                                                                 Exhibits.

Exhibit 99.1           Unaudited Pro Forma Financial Statements of Centro NP LLC, as of September 30, 2008 and for the nine months ended September 30, 2008, the period from April 5, 2007 through December 31, 2007 and the period from January 1, 2007 through April 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2009	CENTRO NP LLC

	By:	/s/ Steven Siegel
		Name:	Steven Siegel
		Title:	Executive Vice President, General Counsel
and Secretary